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EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE

(Dollars in thousands except share and per share data)

                             Three Months Ended                   Six Months Ended
                             ------------------                   ----------------
                      April 5, 1997    March 30, 1996    April 5, 1997    March 30, 1996
                      -------------    --------------    -------------    ---------------
Average shares
outstanding             13,132,882       13,674,476       13,134,049       13,797,764

Net income (loss)      $     1,979      $       848      $     2,663      $       724
                       ===========      ===========      ===========      ===========

Earnings (loss)
per share of
common stock           $       .15      $       .06       $       .20      $      0.05
                       ===========      ===========       ===========      ===========

The dilutive effect of stock options, calculated using the treasury stock method, was less than 1% during all periods posted.



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